Exhibit 99.1

Hawthorn Bancshares Reports 2018 Financial Results

Jefferson City, Mo. — January 30, 2019  — Hawthorn Bancshares Inc. (NASDAQ: HWBK), today reported consolidated financial results for the Company for the quarter ended December 31, 2018.

Net income for the current year was $10.7 million, or $1.78 per diluted common share, compared to $3.4 million, or $0.56 per diluted common share, for 2017.  Included in the 2017 net income is a $4.1 million charge, or $0.68 per diluted common share, that includes $3.1 million resulting from application of the Tax Cut and Jobs Act (the “Tax Act”) enacted in the fourth quarter of 2017, and $1.0 million resulting from tax planning initiatives implemented at year-end 2017.

The return on average common equity was 11.45% and the return on average assets was 0.74% for the current year compared to 3.59% (7.90% excluding the charge from the Tax Act and tax planning initiatives)  and 0.25% (0.56% excluding the charge from the Tax Act and tax planning initiatives)  for the prior year, respectively.

Commenting on earnings performance, Chairman David T. Turner said, “Hawthorn reported a 43.5% increase in non-GAAP earnings per diluted common share to $1.78 for the current year excluding the impact of the Tax Act and tax planning initiatives for the prior year.  Although a portion of this increase resulted from the lower tax rate enacted by the Tax Act and tax planning initiatives, our pre-tax income also increased by $1.1 million, or 9.4%. Loan growth continued to contribute to these increased earnings as net loans increased $77.4 million, or 7.3%, from last year-end leading to a $1.7 million increase in net interest income over the prior year. This growth was achieved without a deterioration in loan quality as nonperforming loans to total loans decreased from 0.56% at December 31 2017 compared to 0.49% at December 31, 2018.

Our current year-to-date net interest margin of 3.30% continues to be squeezed by increased interest expense during the recent rising interest rate environment although the two most recent quarters have shown increases from the prior linked quarters compared to the 11 basis points decline year over year. Non-interest income of $9.3 million for the current year increased $0.4 million, or 4.4%, from the prior year mostly due to increased service charge and bankcard income.  Non-interest expense of $40.3 million for the current year was $1.5 million, or 3.9%, higher than the prior year. This increase over the prior year was mostly due to a $0.9 million increase in salaries and a $0.5 million increase in benefits.  One-time bonuses of $1,000 for full-time staff and $500 for part-time staff paid in the first quarter 2018 as a result of the benefits accruing from the enactment of the Tax Act contributed $0.4 million of the salary increase as did annual cost of living increases averaging 3%.  The increase in benefits was due to higher medical and pension benefit costs.

As of December 31, 2018, we have been able to reduce our full-time equivalent head count by 45, or approximately 14%, since December 31, 2017, most of which occurred in the latter half of 2018.  As a result, the cost savings from this reduction will be more fully realized in 2019. We continue to pursue initiatives to improve our efficiency ratio including right sizing our branch network.  To this end, we recently announced the closing of our Windsor branch during the fourth quarter 2018 and the sale of our Branson branch expected to close in the first quarter of 2019. While these transactions are not expected to significantly affect loan or deposit volumes, they will further reduce head count and operating expenses.

Net Interest Income

Net interest income for the year ended December 31, 2018 was $44.6 million compared to $42.9 million for the prior year. The increase in average loans from 2017 of $73.2 million, or 7.1%, was the primary contributor to the growth in net interest income. The net interest margin declined 11 basis points from 2017 to 3.30% for 2018 primarily due to the yield on average earning assets increasing 22 basis points while the cost of interest bearing liabilities increased 41 basis points.

Non-Interest Income and Expense

Non-interest income for the year ended December 31, 2018 was $9.3 million compared to $9.0 million for the prior year ended December 31, 2017.  The net change from the prior year was primarily due to increases in service charge income of $0.3 million and bankcard income of $0.1 million.

Non-interest expense was $40.3 million for the year ended December 31, 2018, an increase of $1.5 million, or 3.9%, over the prior year level of $38.8 million. The majority of this increase was caused by salaries and benefits increasing $1.4 million, or 6.4%, from the prior year-to-date to the current year-to-date. These compensation costs increased due to the aforementioned bonuses paid to all staff resulting from the Tax Act lowering corporate income tax rates; annual cost of living increases; and higher medical and pension benefit costs.

Allowance for Loan Losses

The Company’s level of non-performing loans was 0.49% of total loans at December 31, 2018 compared to 0.56% at December 31, 2017.  During the year ended December 31, 2018, the Company recorded net charge-offs of $675,000, or 0.06% of average loans, compared to net charge-offs of $799,000, or 0.08% of average loans for the year ended December 31, 2017.  The allowance for loan losses at December 31, 2018 was $11.7 million, or 1.02% of outstanding loans, and 208.97% of non-performing loans. At December 31, 2017, the allowance for loan losses was $10.9 million, or 1.02% of outstanding loans, and 180.87% of non-performing loans. The allowance for loan losses represents management’s best estimate of probable losses inherent in the loan portfolio and is commensurate with risks in the loan portfolio as of December 31, 2018.

Financial Condition

Comparing December 31, 2018 balances with December 31, 2017, total assets increased $52.5 million to $1.5 billion. The largest driver in asset growth was the increase in loans of $77.4 million, or 7.3%, while federal funds sold and other overnight interest-bearing deposits decreased $21.2 million, or 53.5%. Total deposits increased $72.7 million, or 6.5%, to $1.2  billion and FHLB advances and other borrowings decreased $26.2 million to $95.2 million at December 31, 2018. During the same period, stockholders’ equity increased 8.8% to $99.4 million, or 6.7% of total assets. The total risk based capital ratio of 13.55% and the leverage ratio of 9.78% at December 31, 2018, respectively, far exceed minimum regulatory requirements of 8.00% and 4.00%, respectively.

[Tables follow]

FINANCIAL SUMMARY

(unaudited)

$000

	Three Months Ended
	December 31,	September 30,	December 31,
Statement of income information:	2018	2018	2017
Total interest income	$15,196	$14,751	$13,219
Total interest expense	3,692	3,443	2,351
Net interest income	11,504	11,308	10,868
Provision for loan losses	475	250	530
Noninterest income	2,436	2,324	2,263
Investment securities (loss) gain, net	(1)	50	5
Noninterest expense	10,259	9,888	9,999
Pre-tax income	3,205	3,544	2,607
Income taxes	586	446	4,979
Net income	$2,619	$3,098	$(2,372)
Earnings per share:
Basic:	$0.44	$0.51	$(0.39)
Diluted:	$0.44	$0.51	$(0.39)

	For the Year Ended
	December 31,	December 31,
Statement of income information:	2018	2017
Total interest income	$57,779	$50,935
Total interest expense	13,186	8,007
Net interest income	44,593	42,928
Provision for loan losses	1,475	1,765
Noninterest income	9,341	8,950
Investment securities gain, net	255	5
Noninterest expense	40,332	38,802
Pre-tax income	12,382	11,316
Income taxes	1,668	7,902
Net income	$10,714	$3,414
Earnings per share:
Basic:	$1.78	$0.56
Diluted:	$1.78	$0.56

FINANCIAL SUMMARY (continued)

(unaudited)

$000

	December 31,	September 30,	December 31,
Key financial ratios:	2018	2018	2017
Return on average assets (YTD)	0.74%	0.75%	0.25%
Return on average common equity (YTD)	11.45%	11.69%	3.59%

	December 31,	September 30,	December 31,
	2018	2018	2017
Allowance for loan losses to total loans	1.02%	1.02%	1.02%
Non-performing loans to total loans (a)	0.49%	0.56%	0.56%
Non-performing assets to loans (a)	1.68%	1.76%	1.80%
Non-performing assets to assets (a)	1.30%	1.35%	1.34%
Performing TDRs to loans (a)	0.27%	0.29%	0.44%
Allowance for loan losses to non-performing loans (a)	208.97%	180.86%	180.87%

(a) Non-performing loans include loans 90 days past due and accruing and nonaccrual loans.

	December 31,	September 30,	December 31,
Balance sheet information:	2018	2018	2017
Total assets	$1,481,682	$1,451,664	$1,429,216
Loans, net of allowance for loan losses	1,134,975	1,104,407	1,057,580
Investment securities	223,880	229,580	237,579
Deposits	1,198,468	1,182,734	1,125,812
Total stockholders’ equity	99,414	94,872	91,371

Book value per share	$16.49	$15.75	$15.08
Market price per share	$21.03	$22.75	$19.95
Net interest Spread (YTD)	3.05%	3.05%	3.24%
Net interest Margin (YTD)	3.30%	3.28%	3.41%

Use of Non-GAAP Measures

Several financial measures in this press release are non-GAAP, meaning they are not presented in accordance with generally accepted accounting principles (GAAP) in the U.S. The non-GAAP items presented in this press release are non-GAAP net income, non-GAAP basic earnings per share, non-GAAP diluted earnings per share, non-GAAP return on average assets and non-GAAP return on average common equity. These measures include adjustments to exclude the transitional impact of the Tax Act and the Company's implementation of new tax planning initiatives, which are non-recurring and not considered indicative of underlying earnings performance. [The adjustments do not include the ongoing impacts of the lower U.S. statutory rate under the Tax Act on current year earnings.] The Company believes that the exclusion of these items provides a useful basis for evaluating the Company's underlying performance, but should not be considered in isolation and is not in accordance with, or a substitute for, evaluating performance utilizing GAAP financial information. The Company uses non-GAAP measures to analyze its financial performance and to make financial comparisons to prior periods presented on a similar basis. The Company believes that providing such adjusted results allows investors to better understand that Company's comparative operating performance for the periods presented. Non-GAAP measures are not formally defined by GAAP or codified in the federal banking regulations, and other entities may use calculation methods that differ from those used by the Company. The Company has reconciled each of these measures to a comparable GAAP measure below:

NON-GAAP FINANCIAL MEASURES

(unaudited)

$000

	Three Months Ended
	December 31,	September 30,	December 31,
Statement of income information:	2018	2018	2017
Net income – GAAP	$2,619	$3,098	$(2,372)
Effect of net deferred tax asset adjustments (a)	—	—	4,105
Net income - Non-GAAP	$2,619	$3,098	$1,733
Earnings per share:
Basic – GAAP	$0.44	$0.51	$(0.39)
Effect of net deferred tax asset adjustments (a)	—	—	0.68
Basic - Non-GAAP	$0.44	$0.51	$0.29
Diluted – GAAP	$0.44	$0.51	$(0.39)
Effect of net deferred tax asset adjustments (a)	—	—	0.68
Diluted - Non-GAAP	$0.44	$0.51	$0.29

	For the Year Ended
Statement of income information:	2018	2017
Net income - GAAP	$10,714	$3,414
Effect of net deferred tax asset adjustments (a)	—	4,105
Net income - Non-GAAP	$10,714	$7,519
Earnings per share:
Basic – GAAP	$1.78	$0.56
Effect of net deferred tax asset adjustments (a)	—	0.68
Basic - Non-GAAP	$1.78	$1.24
Diluted – GAAP	$1.78	$0.56
Effect of net deferred tax asset adjustments (a)	—	0.68
Diluted - Non-GAAP	$1.78	$1.24

	December 31,	September 30,	December 31,
Key financial ratios:	2018	2018	2017
Return on average assets (YTD) – GAAP	0.74%	0.75%	0.25%
Effect of net deferred tax asset adjustments (a)	—%	—	0.31
Return on average assets (YTD) - Non-GAAP	0.74%	0.75%	0.56%
Return on average common equity (YTD) – GAAP	11.45%	11.69%	3.59%
Effect of net deferred tax asset adjustments (a)	—%	—%	4.31%
Return on average common equity (YTD) - Non-GAAP	11.45%	11.69%	7.90%

(a) Calculated using the difference in combined statutory rates of 38% for 2017 and 21% for subsequent years.

About Hawthorn Bancshares

Hawthorn Bancshares, Inc., a financial-bank holding company headquartered in Jefferson City, Missouri, is the parent company of Hawthorn Bank of Jefferson City with locations in the Missouri communities of Lee's Summit, Liberty, Springfield, Branson, Independence, Columbia, Clinton, Osceola, Warsaw, Belton, Drexel, Harrisonville, California and St. Robert.

Contact: Bruce Phelps

Chief Financial Officer

TEL: 573.761.6100 FAX: 573.761.6272

www.HawthornBancshares.com

Statements made in this press release that suggest Hawthorn Bancshares' or management's intentions, hopes, beliefs, expectations, or predictions of the future include "forward-looking statements" within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended. Such forward-looking statements include, but are not limited to, statements regarding the estimated effects of the Tax Act. It is important to note that actual results could differ materially from those projected in such forward-looking statements. Factors that could cause the Company's estimated effects of the Tax Act to differ materially include, but are not limited to, changes in interpretations and assumptions the Company has made with respect to the anticipated effects of the Tax Act, federal tax regulations and guidance that may be issued by the U.S. Department of Treasury and future actions by the Company resulting from the Tax Act. Additional information concerning factors that could cause actual results to differ materially from those projected in such forward-looking statements is contained from time to time in the  Company's quarterly and annual reports filed with the Securities and Exchange Commission.